EX-99.1

Exhibit 99.1
Fabrinet Appoints Forbes Alexander to Board of Directors

BANGKOK, Thailand – June 14, 2024 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced that Forbes Alexander has been appointed to the Company’s Board of Directors, expanding the Board to eight members. Mr. Alexander will also serve as a member of the Board’s Audit Committee.

Mr. Alexander is an accomplished leader who brings extensive executive experience and financial knowledge to the Board. Mr. Alexander has served as a founding partner of Steadfast Partners LLP, an industrial technology advisory group, since January 2020. Mr. Alexander served as Executive Vice President of Jabil Inc (NYSE: JBL), a global electronic manufacturing services (EMS) company, from September 2018 to January 2020, as Chief Financial Officer of Jabil from September 2004 to August 2018, and in other roles in finance at Jabil from 1993 to 2004. Prior to his roles at Jabil, Mr. Alexander held various finance roles in companies such as Tandy Electronics, Ltd., Octocom Systems U.K. Ltd and Apollo Computer (acquired by Hewlett-Packard in 1989).

“Forbes brings extensive skills and experience to our Board of Directors,” said Tom Mitchell, Chairman of Fabrinet’s Board of Directors. “As an EMS industry veteran and financial leader, Forbes provides valuable executive perspectives that will benefit our organization as we continue to scale.”

Seamus Grady, Chief Executive Officer of Fabrinet, said “We are thrilled to have someone with Forbes’ distinguished experience and deep knowledge of the EMS space joining our Board. Combined with his many years of financial leadership, Forbes is an excellent addition to our organization, as we continue to advance our leadership position as a trusted manufacturing partner of the world’s most demanding OEMs.”

“I am excited and honored to be joining Fabrinet’s Board at this dynamic time in the company’s history,” said Mr. Alexander. “Fabrinet has carved a unique leadership position in the EMS industry, while expanding its excellent reputation in the marketplace. I am looking forward to contributing to the company’s continued growth and success.”

Previously, Mr. Alexander was a member of the board of directors and audit committee of McDermott International, Inc., a global engineering, procurement, construction and installation company, from June 2018 to April 2020 and Chicago Bridge & Iron Company N.V. (which merged into McDermott in 2018), an engineering, procurement and construction company, from May 2017 to May 2018. Mr. Alexander also currently serves on the board of directors of the Entrepreneurial Scotland Foundation (USA), a non-profit organization. Mr. Alexander earned a bachelor of arts degree in accounting from Abertay University.

About Fabrinet

Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, automotive components, medical devices, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and testing. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the United States of America, the People’s Republic of China, and Israel. For more information visit: www.fabrinet.com.

SOURCE: Fabrinet

Investor Contact:
Garo Toomajanian
ir@fabrinet.com